Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-45387 and 333-85695) of Made2Manage Systems, Inc. of our report dated February 7, 2003, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/  PricewaterhouseCoopers LLP
Indianapolis, IN
February 25, 2003